SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑ Definitive Proxy Statement

☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
Radio One, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Radio One, Inc.
5900 Princess Garden Parkway, 7th Floor
Lanham, MD 20706
301-306-1111

April 30, 2010

Dear Fellow Stockholder:

You are cordially invited to attend the 2010 annual meeting of stockholders of Radio One, Inc. (“Radio One”), to be held on Tuesday, June 29, 2010 at 9:30 a.m. Eastern Time, at the Crowne Plaza Hotel, 8777 Georgia Avenue, Silver Spring, MD 20910.

At this meeting, the Class A and Class B shareholders will be asked to vote on several proposals, all of which are described in detail in the attached proxy statement. Also enclosed are Radio One’s Annual Report on Form 10-K for the year ended December 31, 2009 and, if you are a holder of Class A or Class B common stock, a proxy card.

Whether or not you plan to attend the annual meeting in person, if you are a Class A or Class B shareholder, it is important that your shares be represented and voted at the meeting.  Thus, we are offering you three voting methods apart from in person attendance: (i) by proxy; (ii) by internet voting; and (iii) by phone voting.

If you choose to vote by proxy, after reading the attached proxy statement, please complete, sign, date and promptly return the proxy card in the enclosed self-addressed envelope.  No postage is required if it is mailed in the United States.  Submitting the proxy will not preclude you from voting in person at the annual meeting should you later decide to do so.  Your cooperation in promptly returning your completed proxy is greatly appreciated.

In addition to voting by proxy, you may  use  the  internet  to  transmit  your  voting  instructions  and  for  electronic delivery of information up until 11:59 p.m. Eastern Time June 28, 2010.  Online voting is available at www.proxyvote.com.  Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Similarly, you may vote by phone by dialing 1-800-690-6903. Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time June 28, 2010.  Have your proxy card in hand when you call and then follow the instructions.

We look forward to seeing you at the annual meeting.

Sincerely,

Alfred C. Liggins, III
Chief Executive Officer

Radio One, Inc.
5900 Princess Garden Parkway, 7th Floor
Lanham, MD 20706
301-306-1111
_______________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 29, 2010
_______________

NOTICE IS HEREBY GIVEN that the 2010 annual meeting of stockholders of Radio One, Inc., a Delaware corporation (“Radio One”), will be held on June 29, 2010 at 9:30 a.m. Eastern Time, at the Crowne Plaza Hotel, 8777 Georgia Avenue, Silver Spring, MD 20910, to consider and act upon the following matters:

(1)  The election of Terry L. Jones and Brian W. McNeill as Class A directors to serve until the 2011 annual meeting of stockholders or until their successors are duly elected and qualified.

(2)  The election of Catherine L. Hughes, Alfred C. Liggins, III, D. Geoffrey Armstrong, Ronald E. Blaylock and B. Doyle Mitchell, Jr. as directors to serve until the 2011 annual meeting of stockholders or until their successors are duly elected and qualified.

(3)  The ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for Radio One for the year ending December 31, 2010.

(4)  The transaction of such other business as may properly come before the 2010 annual meeting or any adjournment thereof.

At this time, the board of directors is not aware of any other business that will be presented for consideration at the 2010 annual meeting.

The Board of Directors Unanimously Recommends that the Stockholders Vote “For” each of Proposals 1, 2, and 3 to be presented at the Annual Meeting.

Only Class A and Class B stockholders of record at the close of business on April 30, 2010 will be entitled to vote at the 2010 annual meeting or any adjournment thereof.  A list of stockholders entitled to vote at the 2010 annual meeting will be available for inspection by any stockholder, for any reason germane to the meeting, during ordinary business hours during the ten days prior to the meeting at Radio One’s offices at 5900 Princess Garden Parkway, 7th Floor, Lanham, MD 20706.  If you wish to view the list of stockholders, please contact Linda J. Vilardo, Radio One’s Assistant Secretary, at (301) 306-1111.

We hope that you will be able to attend the 2010 annual meeting in person.  However, whether or not you plan to attend, if you are a holder of Class A or Class B common stock, please vote by completing, dating, signing, and returning the enclosed proxy card promptly to ensure that your shares are represented at the meeting. If you do attend the meeting, you may revoke your proxy if you wish to vote in person.  The return of the enclosed proxy card will not affect your right to revoke your proxy or to vote in person if you do attend the meeting.  As noted above, you may also vote by internet or by phone by following the instructions on your proxy card.

By Order of the Board of Directors,

Linda J. Vilardo
Assistant Secretary

Dated: April 30, 2010

Radio One, Inc.
5900 Princess Garden Parkway, 7th Floor
Lanham, MD 20706
_______________

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 29, 2010
_______________

QUESTIONS AND ANSWERS ABOUT THIS ANNUAL MEETING

In this proxy statement, Radio One, Inc. is referred to as “we,” “us,” “our,” “Radio One” or “the Company.”

Q:  Why did I receive this proxy statement?

You received this proxy statement because our board of directors is soliciting your proxy to vote at our annual meeting of stockholders (including any adjournment or postponement of the annual meeting). The annual meeting will be held on June 29, 2010 at 9:30 a.m. Eastern Time, at the Crowne Plaza Hotel, 8777 Georgia Avenue, Silver Spring, MD 20910.  This proxy statement and a copy of our Annual Report on Form 10-K for the year ended December 31, 2009 are first being mailed on or about April 30, 2010 to stockholders of record at the close of business on April 30, 2010.

Q:  What am I voting on?

You are being asked to consider and vote on the following:

(1)      The election of Terry L. Jones and Brian W. McNeill as Class A directors to serve until the 2011 annual meeting of stockholders or until their successors are duly elected and qualified (Proposal 1);

(2)      The election of Catherine L. Hughes, Alfred C. Liggins, III, D. Geoffrey Armstrong, Ronald E. Blaylock and B. Doyle Mitchell, Jr. as directors to serve until the 2011 annual meeting of stockholders or until their successors are duly elected and qualified (Proposal 2); and

(3)      The ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for Radio One for the year ending December 31, 2010 (Proposal 3).

No matters other than those referred to above are presently scheduled to be considered at the meeting.

Q:  Who is entitled to vote?

Holders of Class A and Class B common stock at the close of business on April 30, 2010, the record date, will be entitled to vote at the meeting.  As of April 27, 2010, there were 2,980,641 shares of Class A common stock and 2,861,843 shares of Class B common stock issued, outstanding and eligible to vote.  Each share of Class A common stock is entitled to one non-cumulative vote and each share of Class B common stock is entitled to ten non-cumulative votes.

Q:  How do I vote?

You may attend the meeting and vote in person or you can vote by proxy, internet or phone.  To vote by proxy, sign and date each proxy card you receive and return it to us by mail in the postage-paid envelope provided.  The instructions for voting are contained on the enclosed proxy card.  The individuals named on the card are your proxies.  They will vote your shares as you indicate. If you sign your proxy card and return it without marking any voting instructions, your shares will be voted as follows:

•      Proxies received from the holders of Class A common stock will be voted FOR:

                 All of the nominees for Class A director (for which holders of Class B common stock are not eligible to vote).

•      Proxies received from holders of Class A common stock and Class B common stock will be voted FOR:

(i)    All of the other nominees for director;

(ii)   Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for Radio One for the year ending December 31, 2010; and

(iii)  At the discretion of the proxies, on any other matter that may be properly brought before the meeting.

In addition to voting by proxy, you may  use  the  internet  to  transmit  your  voting  instructions  and  for  electronic delivery of information up until 11:59 p.m. Eastern Time June 28, 2010.  Online voting is available at www.proxyvote.com.  Please have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Similarly, you may vote by phone by dialing 1-800-690-6903.  You may use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time June 28, 2010.  Please have your proxy card in hand when you call and then follow the instructions.

Votes may be cast in favor of or in opposition to each proposal or, in the case of the election of directors, votes may be cast in favor of the election of each nominee or withheld.  Other than in the election of directors, abstentions may be specified on each proposal. Abstentions, instructions to withhold voting authority and broker non-votes are not deemed to be votes cast and, accordingly, will have no effect on the outcome of the voting.

Q:  How do I change my proxy?

You may change or revoke your proxy at any time before the meeting by either notifying our Assistant Secretary or returning a later-dated proxy.  You may also revoke your proxy by voting in person at the annual meeting.  The address of our Assistant Secretary is 5900 Princess Garden Parkway, 7th Floor, Lanham, MD 20706, Attention: Linda J. Vilardo, Assistant Secretary.  If your shares are held in the name of a broker, bank or other record holder (i.e., in “street name”), you must either direct the record holder of your shares how to vote your shares or obtain a proxy from the record holder to vote at the meeting.

Q:  What does it mean if I obtain more than one proxy card?

If you receive more than one proxy card it means you hold shares registered in more than one account.  Sign and return all proxy cards to ensure that all of your shares are voted.

Q:  What are the voting rights of the Class A common stock and the Class B common stock?

On each matter submitted to a vote of our shareholders, each share of Class A common stock is entitled to one vote and each share of Class B common stock is entitled to ten votes.  Members of our board of directors are elected by a plurality of votes cast.  This means that the nominees that receive the most votes cast will be elected to the board, even if they do not receive a majority of votes cast. At the close of business on April 27, 2010, there were 2,980,641 outstanding shares of our Class A common stock and 2,861,843 outstanding shares of our Class B common stock.  Accordingly, a total of 31,599,071 votes may be cast at the meeting.  Class C and Class D common stock are not entitled to vote on any proposal presented at the meeting.

Q:  What constitutes a quorum?

A quorum exists when the holders of a majority of the outstanding shares of Radio One voting common stock are present at the meeting in person or by proxy.  A quorum is necessary to take action at the meeting.  Abstentions and instructions to withhold voting authority, but not broker non-votes, are counted as present for purposes of determining whether there is a quorum.  A broker non-vote occurs when a nominee who holds shares for a beneficial owner does not vote on a proposal because the nominee does not have discretionary voting power and has not received voting instructions from the beneficial owner.  In the event that a quorum is not obtained at the meeting, we expect that the meeting will be adjourned or postponed to solicit additional proxies.

If a quorum is not present, the shareholders present in person or by proxy may adjourn the meeting to another time or place.  Unless the adjournment is for more than 30 days or a new record date is set for the adjourned meeting, no further notice of the adjourned meeting need be given.  At the adjourned meeting, we may transact any business which might have been transacted at the original meeting.

Q:  How many votes are needed for approval of each proposal?

If a quorum is present at the meeting:

•      the affirmative vote of a plurality of the votes cast by all eligible holders of Class A common stock will be necessary for the election of Terry L. Jones and Brian W. McNeill as Class A directors;

•      the affirmative vote of a plurality of the votes cast by all eligible holders of Class A common stock and Class B common stock will be necessary for the election of the remaining director nominees; and

•      the affirmative vote of a majority of the votes cast by all eligible holders of Class A common stock and Class B common stock will be necessary for the ratification of the appointment of the independent registered public accounting firm.

Q:  How do our officers and directors intend to vote?

We have been advised by various members of management and the board of directors who, in the aggregate, hold or otherwise have voting power with respect to 662,900 shares of Class A common stock and 2,861,843 shares of Class B common stock (together representing approximately 92.7% of the votes possible) that they intend to vote such shares in favor of each of the proposals to be presented for consideration and approval at the meeting.

Q:  Who can attend the Annual Meeting?

All shareholders as of April 30, 2010 can attend.

Q:  Who will pay the cost of this proxy solicitation?

We will pay all expenses incurred in connection with this proxy solicitation.  We will solicit proxies by mail, and the directors, officers and employees of Radio One may also solicit proxies by telephone, facsimile, telegram or in person.  Those persons will receive no additional compensation for these services but will be reimbursed for reasonable out-of-pocket expenses.

Q:  Who will count the votes?

Votes cast by proxy or in person at the meeting will be tabulated by the inspectors of election appointed for the meeting.

PROPOSAL 1 — ELECTION OF CLASS A DIRECTORS
(CLASS A COMMON STOCK ONLY)

Two Class A directors will be elected at the 2010 annual meeting to serve until the 2011 annual meeting.  The two nominees are Terry L. Jones and Brian W. McNeill.  Each of them is an incumbent director.  These nominees have consented to serve if elected, but should any nominee be unavailable to serve, your proxy will vote for the substitute nominee recommended by the board of directors. To be elected, each nominee must receive the affirmative vote of a plurality of the votes cast by the holders of the Class A common stock.  There is no cumulative voting for the board of directors.  Following is certain biographical information about the nominees for Class A director.

The Board Unanimously Recommends that You Vote “For” each of the Persons
Nominated for Class A Director in Proposal 1.

Terry L. Jones Director since 1995 Age: 63
Since 1990, Mr. Jones has been President of Syndicated Communications, Inc. (“Syncom”), a communications venture capital investment company, and its wholly owned subsidiary, Syncom Capital Corporation.  He joined Syncom in 1978 as a Vice President.  Mr. Jones serves in various capacities, including director, president, general partner and vice president, for various other entities affiliated with Syncom.  He also serves on the board of directors of Iridium Satellite LLC, TV One, LLC (“TV One”), Syncom Management Company, Inc. and Cyber Digital, Inc., a publicly held company.

Brian W. McNeill Director since 1995 Age: 54
Mr. McNeill is a founder and Managing General Partner of Alta Communications.  He specializes in identifying and managing investments in the traditional sectors of the media industry, including radio and television broadcasting, outdoor advertising and other advertising-based or cash flow-based businesses.  Mr. McNeill currently serves on the board of directors of some of the most significant companies in the radio and television industries including Una Vez Mas, Millennium Radio Group, LLC and NextMedia Investors LLC.  He joined Burr, Egan, Deleage & Co. as a general partner in 1986, where he focused on the media and communications industries. Previously, Mr. McNeill formed and managed the Broadcasting Lending Division at the Bank of Boston.  He received an MBA from the Amos Tuck School of Business Administration at Dartmouth College and graduated magna cum laude with a degree in economics from the College of the Holy Cross.

PROPOSAL 2 — ELECTION OF OTHER DIRECTORS

Five other directors will be elected by the holders of Class A common stock and Class B common stock voting together at the meeting, to serve until the 2011 annual meeting.  The five nominees are Catherine L. Hughes, Alfred C. Liggins, III, D. Geoffrey Armstrong, Ronald E. Blaylock and B. Doyle Mitchell, Jr.  Each of the nominees is an incumbent director.  Each of Mr. Armstrong, Mr. Blaylock and Mr. Mitchell also qualifies as an independent director as that term is defined in Rule 5605(a)(2) of the NASDAQ Listing Rules.  These nominees have consented to serve if elected, but should any nominee be unavailable to serve, your proxy will vote for the substitute nominee recommended by the board of directors.  To be elected, the five persons nominated for director must receive the affirmative vote of a plurality of the votes cast by all stockholders entitled to vote.  There is no cumulative voting for the board of directors.  The table below contains certain biographical information about the nominees.

The Board Unanimously Recommends that You Vote “For” each of the Persons Nominated in Proposal 2.

Catherine L. Hughes Chairperson of the Board and Secretary Director since 1980 Age: 63
Ms. Hughes has been Chairperson of the Board and Secretary of Radio One since 1980, and was Chief Executive Officer of Radio One from 1980 to 1997.  Since 1980, Ms. Hughes has worked in various capacities for Radio One including President, General Manager, General Sales Manager and talk show host.  She began her career in radio as General Sales Manager of WHUR-FM, the Howard University-owned, urban-contemporary radio station. Ms. Hughes is the mother of Mr. Liggins, Radio One’s Chief Executive Officer, Treasurer, President and a Director.

Alfred C. Liggins, III Chief Executive Officer, President and Treasurer Director since 1989 Age: 45
Mr. Liggins has been Chief Executive Officer (“CEO”) of Radio One since 1997 and President since 1989. Mr. Liggins joined Radio One in 1985 as an account manager at WOL-AM.  In 1987, he was promoted to General Sales Manager and promoted again in 1988 to General Manager overseeing Radio One’s Washington, DC operations.  After becoming President, Mr. Liggins engineered Radio One’s expansion into new markets.  Mr. Liggins is a graduate of the Wharton School of Business Executive MBA Program.  Mr. Liggins is the son of Ms. Hughes, Radio One’s Chairperson, Secretary and a Director.

D. Geoffrey Armstrong Director since 2001 Age: 52
Mr. Armstrong is currently Chief Executive Officer of 310 Partners, a private investment firm.  From March 1999 through September 2000, Mr. Armstrong was the Chief Financial Officer of AMFM, Inc., which was publicly traded on the New York Stock Exchange until it was purchased by Clear Channel Communications in September 2000.  Prior to that, he was Chief Operating Officer and a director of Capstar Broadcasting Corporation, which merged with AMFM, Inc.  Mr. Armstrong was a founder of SFX Broadcasting, which went public in 1993, and subsequently served as Chief Financial Officer, Chief Operating Officer, and a director until the company was sold in 1998.  Mr. Armstrong is also a director of Nexstar Broadcasting Group, Inc., a publicly held company.

Ronald E. Blaylock Director since 2002 Age: 50
Mr. Blaylock is a general partner with GenNx360, a private equity buy out firm focused on industrial business-to-business companies.  Prior to launching GenNx360, Mr. Blaylock founded and managed Blaylock & Company, one of the top minority-owned investment banking firms in the country. Mr. Blaylock held senior management positions with PaineWebber Group and Citicorp before launching Blaylock & Company in 1993.  Mr. Blaylock is also a director of the W.R. Berkley Corporation, a publicly held company.

B. Doyle Mitchell, Jr. Director since 2008 Age: 48
B. Doyle Mitchell, Jr. is President and CEO of Industrial Bank, N.A., headquartered in Washington, DC.  He was elected to the board of directors of Industrial Bank, N.A. in 1990 and has been President since 1993.  Mr. Mitchell serves on the board of directors of the Federal City Council, the Luke C. Moore Academy, Sewell Music Conservatory, Leadership Greater Washington, the Washington Performing Arts Society, the Greater Prince Georges Business Roundtable and the D.C. Chamber of Commerce, of which he was Chairman in 2001, and is one of the owners of the Washington Nationals Baseball Team.

THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

Presently, there are seven members of the board of directors, five of whom are neither officers nor employees of Radio One.  The board held four meetings and acted twice by unanimous written consent during the calendar year ended December 31, 2009.  Each of the seven directors attended more than 75% of the aggregate number of meetings of the board and committees thereof on which he or she served.  It is the policy of the Company that all members of the board of directors attend annual meetings of the stockholders.  All of the directors attended the 2009 annual meeting of the stockholders of the Company.

Communication with the Board

Our stockholders may communicate directly with the board of directors.  All communications should be in written form and directed to Radio One’s Assistant Secretary at the following address:

Assistant Secretary
Radio One, Inc.
5900 Princess Garden Parkway, 7th Floor
Lanham, MD 20706

Communications should be enclosed in a sealed envelope that prominently indicates that it is intended for Radio One’s board of directors.  Each communication intended for Radio One’s board of directors and received by the Assistant Secretary that is related to the operation of Radio One and is relevant to the director’s service on the board shall be forwarded to the specified party following its clearance through normal review and appropriate security procedures.

Committees of the Board of Directors

The board has a standing audit committee, compensation committee and nominating committee.

Audit Committee

The audit committee consists of D. Geoffrey Armstrong, Brian W. McNeill and B. Doyle Mitchell, Jr. each of whom satisfy the requirements for audit committee membership under the listing standards of the NASDAQ Stock Market.  Each of the audit committee members is an “independent director”, as that term is defined in Rule 5605(a)(2) of the NASDAQ Listing Rules.  The board of directors has determined that both Mr. Armstrong and Mr. Mitchell qualify as “audit committee financial experts,” as defined by Item 401(h) of Regulation S-K of the Securities Act of 1933.  The board has adopted a written audit committee charter, which is available on our website at www.radio-one.com/about/audit_committee.asp.  The audit committee met seven times and acted twice by unanimous written consent during the calendar year ended December 31, 2009.

The audit committee is responsible for oversight of the quality and integrity of the accounting, auditing and reporting practices of Radio One, and as part of this responsibility the audit committee:

•      selects our independent registered public accounting firm;

•      reviews the services performed by our independent registered public accounting firm, including non-audit services, if any;

•      reviews the scope and results of the annual audit;

•      reviews the adequacy of the system of internal accounting controls and internal control over financial reporting;

•      reviews and discusses the financial statements and accounting policies with management and our independent registered public accounting firm;

•      reviews the performance and fees of our independent registered public accounting firm;

•      reviews the independence of our auditors;

•      reviews the audit committee charter; and

•      reviews related party transactions, if any.

The audit committee also oversees Radio One’s risk policies and processes relating to the financial statements and financial reporting processes, as well as key credit liquidity risks, market risks and compliance, and the guidelines, policies and processes for monitoring and mitigating those risks.

Compensation Committee

Our compensation committee consists of Terry L. Jones, Brian W. McNeill and D. Geoffrey Armstrong.  The compensation committee held one formal meeting and acted once by written consent during the calendar year ended December 31, 2009.  The board has adopted a written compensation committee charter.  The functions of the compensation committee include:

•      reviewing and approving the salaries, bonuses and other compensation of our executive officers, including stock option or restricted stock grants;

•      establishing and reviewing policies regarding executive officer compensation and perquisites; and

•      performing such other duties as shall from time to time be delegated by the board.

Nominating Committee

Our nominating committee consists of Alfred C. Liggins, III, Catherine L. Hughes, Terry L. Jones and Brian W. McNeill.  The nominating committee is responsible for recommending the criteria for selection of board members and assisting the board in identifying candidates.  The nominating committee held one meeting during the calendar year ended December 31, 2009.  The nominating committee does not have a charter.

The nominating committee reviews the qualifications of all persons recommended by stockholders as nominees to the board of directors to determine whether the recommended nominees will make good candidates for consideration for membership on the board. The nominating committee has not established specific minimum qualifications for recommended nominees. However, as a matter of practice, the nominating committee evaluates recommended nominees for directors based on their integrity, judgment, independence, financial and business acumen, relevant experience, and their ability to act on behalf of all stockholders, as well as meet the needs of the board.  Following such evaluation, the nominating committee will make recommendations for director membership and review the recommendations with the board, which will decide whether to invite the candidate to be a nominee for election to the board.  The nominating committee recommended to the board that the incumbent directors be nominated for re-election to the board at the annual meeting.

For a stockholder to submit a candidate for consideration to the nominating committee, a stockholder must notify Radio One’s Assistant Secretary.  To make a recommendation for director nomination in advance of the 2011 annual meeting of Radio One, a stockholder must notify Radio One’s Assistant Secretary in writing no later than January 15, 2011, the date that is expected to be approximately 120 days prior to the mailing of the proxy statement for the 2011 annual meeting of stockholders.  Notices should be sent to:

Assistant Secretary
Radio One, Inc.
5900 Princess Garden Parkway, 7th Floor
Lanham, MD 20706

All notices must include all information relating to the stockholder and the proposed nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for elections of directors under the proxy rules of the United States Securities Exchange Commission.

EXECUTIVE OFFICERS

In the table below we set forth certain information on those persons currently serving as our executive officers.  Biographical information on Catherine L. Hughes, Chairperson of the Board and Secretary, and Alfred C. Liggins, III, Chief Executive Officer and President, is included above in “Proposal 2 — Election of Other Directors.”

Peter D. Thompson Executive Vice President and Chief Financial Officer Age: 45
Mr. Thompson has been Chief Financial Officer (“CFO”) of Radio One since February 2008.  Mr. Thompson joined the Company in October 2007, as the Company’s Executive Vice President of Business Development. Prior to his employment with the Company, Mr. Thompson worked on various business development projects for Radio One.  Prior to working with the Company, Mr. Thompson served as a public accountant and spent 13 years at Universal Music in the United Kingdom, including five years serving as CFO.

Barry A. Mayo President, Radio Division Age: 57
Mr. Mayo has been President of Radio One’s Radio Division since August 2007.  Prior to joining Radio One, Mr. Mayo served as a consultant to the Company through his firm Mayomedia, a media consulting firm specializing in urban markets.  Mr. Mayo has held numerous senior management positions during his 30 plus years of experience in the industry.  He began as a program director and he helped create one of the largest urban stations in the country, WRKS-FM, in New York.  Three years after joining the programming staff at WRKS-FM, Mr. Mayo became Vice President and General Manager of that station.  In 1988, he and a group of partners founded Broadcast Partners.  While Mr. Mayo served as President, Broadcast Partners grew into an eleven-station, publicly traded company with stations in Dallas, New York, Chicago and Charlotte.  In 1995, Mr. Mayo sold his share of Broadcast Partners and founded Mayomedia.  In 2003, he was recruited back to New York to become the Senior Vice President and Market Manager for Emmis Radio.  He left Emmis Radio in 2006 to resume his consulting career and began working with Radio One in July 2006 as a consultant.

Linda J. Vilardo Vice President, Assistant Secretary and Chief Administrative Officer Age: 52
Ms. Vilardo has been Chief Administrative Officer (“CAO”) of Radio One since November 2004, Assistant Secretary since April 1999, Vice President since February 2001, and was General Counsel from January 1998 to January 2005.  Prior to joining Radio One, Ms. Vilardo was a partner in the Washington, DC office of Davis Wright Tremaine LLP, where she represented Radio One as outside counsel.  From 1992 to 1997, she was a shareholder of Roberts & Eckard, P.C., a firm that she co-founded. Ms. Vilardo is a graduate of Gettysburg College, the National Law Center at George Washington University and the University of Glasgow.

SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT

The Company has four classes of common stock, Class A, Class B, Class C and Class D. Generally, except as summarized below, the shares of each class are identical in all respects and entitle the holders thereof to the same rights and privileges. However, with respect to voting rights, each share of Class A common stock entitles its holder to one vote and each share of Class B common stock entitles its holder to ten votes. The holders of Class C and Class D common stock are not entitled to vote on any matters. The holders of Class A common stock can convert such shares into shares of Class C or Class D common stock. Subject to certain limitations, the holders of Class B common stock can convert such shares into shares of Class A common stock. The holders of Class C common stock can convert such shares into shares of Class A common stock. The holders of Class D common stock have no such conversion rights.

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 31, 2010 by:

•	each person (or group of affiliated persons) known by us to be the beneficial owner of more than five percent of any class of common stock;

•	each of the current executive officers named in the Summary Compensation Table;

•	each of our directors and nominees for director; and

•	all of our directors and executive officers as a group.

In the case of persons other than our executive officers, directors and nominees, such information is based solely upon a review of the latest schedules 13D or 13G, as amended.  Each individual stockholder possesses sole voting and investment power with respect to the shares listed, unless otherwise noted.  Information with respect to the beneficial ownership of the shares has been provided by the stockholders.  The number of shares of stock includes all shares that may be acquired within 60 days of March 31, 2010.

	Common Stock
	Class A		Class B		Class C		Class D
	Number of Shares	Percent of Class	Number of Shares	Percent of Class	Number of Shares	Percent of Class	Number of Shares	Percent of Class	Economic Interest	Voting Interest

Catherine L. Hughes (1)(2)(3)(4)(6)	1,000	*	851,536	29.8%	1,579,674	50.6%	4,673,507	10.3%	13.0%	27.0%
Alfred C. Liggins, III (1)(3)(4)(5)(6)	574,909	19.3%	2,010,307	70.2%	1,541,374	49.4%	9,840,990	21.6%	25.6%	65.4%
Barry A. Mayo (7)							100,000	*	*	0.0%
Linda J. Vilardo (8)	1,000	*							*	* %
Terry L. Jones (9)	49,557	1.7%					681,172	1.5%	1.5%	* %
Brian W. McNeill (10)	26,434	*					869,165	1.9%	1.9%	* %
D. Geoffrey Armstrong (11)	10,000	*					185,460	*	*	* %
Ronald E. Blaylock (12)							52,730	*	*	0.0%
B. Doyle Mitchell, Jr. (13)							17,730	*	*	0.0%
Peter D. Thompson (14)							100,000	*	*	0.0%
Dimensional Fund Advisors, L.P. (15)							3,004,754	6.6%	6.2%	0.0%

All Directors and Named Executives as a group (10 persons)	662,900	22.2%	2,861,843	100.0%	3,121,048	100.0%	16,520,754	36.3%

*	Less than 1%.

(1)
Includes 31,211 shares of Class C common stock and 62,997 shares of Class D common stock held by Hughes-Liggins & Company, L.L.C., the members of which are the Catherine L. Hughes Revocable Trust, dated March 2, 1999, of which Ms. Hughes is the trustee and sole beneficiary (the “Hughes Revocable Trust”), and the Alfred C. Liggins, III Revocable Trust, dated March 2, 1999, of which Mr. Liggins is the trustee and sole beneficiary (the “Liggins Revocable Trust”).  The address of Ms. Hughes and Mr. Liggins is 5900 Princess Garden Parkway, 7th Floor, Lanham, MD 20706.

(2)
The shares of Class B common stock, 247,366 shares of Class C common stock and 3,810,409 shares of Class D common stock are held by the Hughes Revocable Trust; 192,142 shares of Class C common stock and 286,875 shares of Class D common stock are held by the Catherine L. Hughes Charitable Lead Annuity Trust, dated March 2, 1999, of which Harold Malloy is trustee; 1,124,560 shares of Class C common stock are held by the Catherine L. Hughes Dynastic Trust, dated March 2, 1999, of which Ms. Hughes is the trustee and sole beneficiary.

(3)	The shares of Class A common stock and Class B common stock are subject to a voting agreement between Ms. Hughes and Mr. Liggins with respect to the election of Radio One’s directors.

(4)	As of March 31, 2010, the combined economic and voting interests of Ms. Hughes and Mr. Liggins were 38.7% and 92.4%, respectively.

(5)
The shares of Class B common stock, 605,313 shares of Class C common stock, and 5,611,565 shares of Class D common stock are held by the Liggins Revocable Trust; and 920,456 shares of Class C common stock are held by the Alfred C. Liggins, III Dynastic Trust dated March 2, 1999, of which Mr. Liggins is the trustee and sole beneficiary.

(6)
Ms. Hughes includes 400,000 shares of Class D common stock obtainable upon the exercise of stock options. Mr. Liggins includes 2,266,667 shares of Class D common stock obtainable upon the exercise of stock options.

(7)	Includes 50,000 shares of Class D common stock obtainable upon the exercise of stock options.

(8)	Includes 1,000 shares of Class A common stock.

(9)
Includes 47,730 shares of Class D common stock obtainable upon the exercise of stock options and 300 shares of Class A common stock and 600 shares of Class D common stock held by Mr. Jones as custodian for his daughter.

(10)	Includes 47,730 shares of Class D common stock obtainable upon the exercise of stock options.

(11)	Includes 47,730 shares of Class D common stock obtainable upon the exercise of stock options.

(12)	Includes 42,730 shares of Class D common stock obtainable upon the exercise of stock options.

(13)	Includes 17,730 shares of Class D common stock obtainable upon the exercise of stock options.

(14)	Includes 50,000 shares of Class D common stock obtainable upon the exercise of stock options.

(15)	The address of Dimensional Fund Advisors L.P. is 1299 Ocean Avenue, Santa Monica, CA 90401. This information is based on a Schedule 13G/A filed on February 10, 2010.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Radio One’s directors and executive officers and persons who beneficially own more than ten percent of our common stock to file with the Securities and Exchange Commission (“SEC”) reports showing ownership and changes in ownership of our common stock and other equity securities.  On the basis of reports and representations submitted by Radio One’s directors, executive officers, and greater than ten percent owners, we believe that all required Section 16(a) filings for the fiscal year ended December 31, 2009 were timely made.

Controlled Company Exemption

We are a “controlled company” under rules governing the listing of our securities on the NASDAQ Stock Market because more than 50% of our voting power is held by Catherine L. Hughes, our Chairperson of the Board and Secretary, and Alfred C. Liggins, III, our CEO and President.  See “Security Ownership of Beneficial Owners and Management” above.  Therefore, we are not subject to NASDAQ Stock Market listing rules that would otherwise require us to have (i) a majority of independent directors on the board; (ii) a compensation committee composed solely of independent directors; (iii) a nominating committee composed solely of independent directors; (iv) compensation of our executive officers determined by a majority of the independent directors or a compensation committee composed solely of independent directors; and (v) director nominees selected, or recommended for the board’s selection, either by a majority of the independent directors or a nominating committee composed solely of independent directors.

Code of Ethics

We have adopted a code of ethics that applies to all of our directors, officers and employees and meets the requirements of the rules of the SEC and the NASDAQ Stock Market.  The code of ethics is available on our website, www.radio-one.com, or can be obtained without charge by written request to Assistant Secretary, Radio One, Inc., 5900 Princess Garden Parkway, 7th Floor, Lanham, MD 20706.  We do not anticipate making material amendments to or waivers from the provisions of the code of ethics.  If we make any material amendments to our code of ethics, or if our board of directors grants any waiver from a provision thereof to our executive officers or directors, we will disclose the nature of such amendment or waiver, the name of the person(s) to whom the waiver was granted and the date of the amendment or waiver in a current report on Form 8-K.

COMPENSATION DISCUSSION AND ANALYSIS

The first part, entitled Compensation Policies and Philosophy, discusses in detail our compensation philosophy and practices.   The second part of the Compensation Discussion and Analysis, entitled 2009 Compensation Actions, discusses compensation decisions and actions for our named executives for 2009.  The Company’s compensation committee (for purposes of this discussion, the “Committee”) is appointed by the Board and has responsibility for establishing, implementing and monitoring adherence to the Company’s compensation philosophy. The Committee oversees the compensation of the Company’s executive officers and determines the compensation of the Chairperson and the CEO.  The Committee strives to ensure that the total compensation paid to the Company’s named executive officers is fair, reasonable and competitive and provides an appropriate mix of different compensation elements that find a balance between current versus long-term compensation and cash versus equity incentive compensation.

We are a “controlled company” under the NASDAQ listing rule as more than 50% of our voting power is held by Catherine L. Hughes, our Chairperson of the Board and Secretary, and Alfred C. Liggins, III, our CEO and President.  While we are therefore not subject to NASDAQ rules that would require us to have a compensation committee composed solely of independent directors, a majority of the members of the Committee are independent directors.  Throughout this discussion, we refer to the individuals who served during calendar year 2009 as the Company’s Chairperson, CEO, Chief Financial Officer (“CFO”), Chief Administrative Officer (“CAO”) and President-Radio Division (“PRD”), as the Company’s “named executive officers.”

Compensation Policies and Philosophy

The overall objective of our compensation plan is to attract, motivate, retain and reward the top-quality management that we need in order to operate successfully and meet our strategic objectives, including our diversification into a broader multi-media company.  To achieve this, we aim to provide a compensation package that is competitive in the markets and industries in which we compete for talent, provides rewards for achieving financial, operational and strategic performance goals and aligns executives’ financial interests with those of our shareholders.

We operate in the intensely competitive media industry, which is characterized by rapidly changing technology, evolving industry standards, frequent introduction of new media services, price and cost competition, limited advertising dollars, and extensive regulation.  We face many aggressive and well-financed competitors.  In this environment, our success depends on attracting and maintaining a leadership team with the integrity, skills, and dedication needed to manage a dynamic organization and the vision to anticipate and respond to future market developments.  We use our executive compensation program to help us achieve this objective. Part of the compensation package, principally the annual salary, benefits and perquisites, is designed to enable us to assemble and retain a group of executives who have the collective and individual experience and abilities necessary to run our business to meet these challenges.  Other parts, principally the annual bonus opportunity and the stock-based awards, are intended to focus these executives on achieving financial results that enhance the value of our stockholders’ investment.  At the same time, the compensation structure is flexible, so that we can meet the changing needs of our business over time and reward executive officers and managers based on the financial performance of operations under their control.

Our compensation packages also take into account the economic and general business conditions at the time in which compensation decisions are made.  While we may adjust and refine our compensation packages as operating conditions change, we believe it is important to maintain consistency in our compensation philosophy and approach.  We recognize that value-creating performance by an executive or group of executives does not always translate immediately into appreciation of our stock price, particularly in periods of industry transformation and/or general economic volatility.   Management and the Committee are aware of the impact that industry transformation and the general economic volatility has had on the Company’s stock price, but the Committee intends to continue to reward management performance based on its belief that over time strong operating performance, including performance in diversifying the Company’s multi-media platform will be reflected through stock price appreciation.   In the context of industry decline, the Committee also believes that performance as measured against the industry in general and relative to the markets in which we operate should be given consideration.   That said, we believe that it is appropriate for certain components of compensation to decline and/or for management to share in corporate-wide financial sacrifice in challenging operating environments and during periods of economic stress and reduced earnings.

Process

The Committee meets periodically throughout the year.  In addition, members of the Committee discuss compensation matters with our CEO and CFO and among themselves informally outside of meetings.    The CEO may make recommendations to the Committee concerning the amount and form of compensation to all named executive officers.  In establishing the compensation levels for Radio One’s Chairperson and CEO in connection with their April 2008 employment agreements, the Committee itself engaged the services of Pearl Meyers & Partners, LLC (“Pearl Meyers”), a nationally recognized compensation consultant, and outside counsel to ensure compliance with its fiduciary duties. The Committee uses its compensation consultant to provide advice that will assist in the continual development and evaluation of compensation policies and the Committee’s determinations of compensation awards. The role of the outside consultant is to provide a broader market view, access to data and independent, third-party advice and expertise in executive compensation issues.  The outside consultant, however, is not consulted by the Committee on all executive compensation issues or all aspects of any particular issue, but is used as the Committee deems appropriate.

The Committee uses judgment and discretion rather than relying solely on formulaic results. The Committee considers a number of qualitative and quantitative factors, including the competitive market for executives, the level and types of compensation paid to executive officers in similar positions by comparable companies, performance in the context of the economic environment relative to other companies, vision and ability to create further growth, the ability to lead others and an evaluation of Radio One’s financial and operational performance.  We review the compensation paid to executives at other radio broadcasting companies as a reference point for determining the competitiveness of our executive compensation and to determine a competitive range of compensation observed in the marketplace.  Generally speaking, our peer group of radio broadcasting companies included Citadel Broadcasting Corporation, Emmis Communications Corp., Entercom Communications Corp. and Saga Communications, Inc. The major compensation elements that may be examined in that analysis could include: base salary; actual total cash compensation (base salary plus annual bonus); and total direct compensation (base salary plus annual bonus plus the expected value of long-term incentives). In addition, given the diversity of our business, the Committee may review the compensation practices at companies with which it competes for talent, including television, cable, film, online, software and other publicly held businesses with a scope and complexity similar to ours.  However, the Committee does not attempt to benchmark or set each compensation element for its named executive officers within a particular range or percentile related to levels provided by industry peers.  Rather, the Committee uses market comparisons as one factor in making compensation decisions and to understand current compensation trends and practices in the marketplace. Other factors considered when making individual executive compensation decisions include individual contribution and performance, reporting structure, internal pay relationships, complexity and importance of roles and responsibilities, leadership and growth potential.

Principal Components of Executive Compensation

We seek to achieve our compensation philosophy through three key compensation elements:

•	base salary;

•	a performance-based annual bonus (that constitutes the short-term incentive element of our program), which may be paid in cash, restricted stock shares or a combination of these; and

•
grants of long-term, equity-based compensation (that constitute the long-term incentive element of our program), such as stock options and/or restricted stock shares, which may be subject to time-based and/or performance-based vesting requirements.

The Committee believes that this three-part approach is consistent with programs adopted by similarly situated companies, allows us to stay competitive in our industry and best serves the interests of our stockholders by linking significant components of executive compensation to company performance.  The approach enables us to meet the requirements of the competitive environment in which we operate, while ensuring that named executive officers are compensated in a manner that advances both the short and long-term interests of our stockholders.  Under this approach, compensation for our named executive officers involves a high proportion of pay that is “at risk”, namely, the annual bonus and the value of stock options and restricted stock units.  Stock options and/or restricted stock units relate a significant portion of each named executive officer’s long-term remuneration directly to the stock price appreciation realized by our stockholders.

Base salary.  Our objective with respect to base salary is to pay our executives compensation that is competitive in the marketplace and reflects the level of responsibility and performance of the executive, the executive’s experience and tenure, the scope and complexity of the position, the compensation of the executive compared to the compensation of our other key salaried employees, the compensation paid for comparable positions by other companies in the radio broadcast industry, and the performance of our Company.

Non-Equity Incentive Plan Compensation. Our executives are eligible to receive an annual bonus intended to provide financial incentives for performance and to align the goals and performance of the executive to our overall objectives.  The Committee has significant flexibility in awarding cash bonuses.  The Committee may consider, among other things, year-to-year revenue growth compared to that of the radio industry in general or the markets in which we operate, same station revenue, operating performance versus our business plan, acquisitions and divestitures, employee retention, sales and operating initiatives, and stock price performance compared to the industry peer group.  Bonus recommendations for named executive officers other than the CEO are proposed by the CEO, reviewed, revised when appropriate, and approved by the Committee.  The Committee establishes the bonus level for the CEO.

Long-term Incentives.  We believe that equity ownership by Company executives provides incentive to build stockholder value, aligns the interests of the executives with the interests of stockholders and serves as motivation for long-term performance.  The Company’s equity incentive compensation program is designed to recognize scope of responsibilities, reward demonstrated performance and leadership, align the interests of the named executive with those of our shareowners and retain key employees. We believe that providing grants of stock options and/or restricted stock shares effectively focuses the named executives on delivering long-term value to our shareowners because options only have value to the extent the price of our stock on the date of exercise exceeds the stock price on the grant date, and shares of restricted stock reward and retain the named executive officer by offering them the opportunity to receive shares of stock on the date the restrictions lapse so long as they continue to be employed by the Company.   Until May 5, 2009, stock awards were made pursuant to the Radio One Amended and Restated 1999 Stock Option and Restricted Stock Grant Plan, which was approved by our stockholders (as amended, the “1999 Stock Plan”).  The 1999 Stock Plan expired by its terms on May 5, 2009.  At our 2009 annual stockholders meeting held December 16, 2009, our stockholders adopted the Radio One 2009 Stock Option and Restricted Stock Grant Plan (the “2009 Stock Plan”).

Under the 2009 Stock Plan, the Committee can award stock options or grant restricted stock to any executive officer or other eligible participants under the plan, on its own initiative or at the recommendation of management.   The Committee determines the number of incentive awards granted to our named executive officers on an individual, discretionary basis.  The level of long-term incentive compensation generally is determined with consideration given to total compensation provided to named executive officers, publicly available market data on total compensation packages, the value of long-term incentive grants at peer companies, total stockholder return, stockholder dilution and input from the CEO.   In accordance with our Stock Plan Administration Procedures, as approved by the Committee, the grant date and pricing date for awards approved by the Committee to named executive officers (other than a company wide grant) is the next monthly grant date immediately following the meeting of the Committee at which the awards were approved.  Under our Stock Plan Administration Procedures, monthly grant dates are generally defined as the fifth day of each month, or the next NASDAQ trading day in the event the fifth day is not a business day.  For example, if the Committee approved an award at any time between January 5, 2010 and February 4, 2010, the applicable monthly grant date would be February 5, 2010, and, thus, the grant date and pricing date would be February 5, 2010.  If the Committee approved an award at any time between February 5, 2010 and March 4, 2010, the applicable monthly grant date would be March 5, 2010, and, thus, the grant date and pricing date would be March 5, 2010.  However, it is also our practice in granting options or stock awards to wait for the release of any material non-public information and settlement of that information in the marketplace.  Thus, for example, if the Committee approved an award at any time between January 5, 2010 and February 4, 2010, and, it was determined that material non-public information existed, the grant date for the awards would be delayed until March 5, 2010, assuming the information in question was communicated to the marketplace prior to such date.  The Stock Plan Administration Procedures, as approved by the Committee, would remain in effect under any new stock plan.

When authorized by the Committee to do so, the CEO or CFO may make stock option awards or restricted stock grants to new hires, contractors or consultants and to existing employees on promotion or other change in employee status, in accordance with the Committee’s delegation of authority.  Historically, we have utilized stock options as our primary means of providing long-term incentive compensation. Statement of Accounting Standards Codification (“ASC”) 718, “Compensation – Stock Compensation,” sets forth accounting requirements for share-based compensation to employees using a fair-value based method.  We did not make a company-wide grant of stock options or other equity incentive awards in 2009.

2009 Compensation Actions

Base Salary

In January 2009, the CEO directed the CFO, CAO and the PRD (the “Executive Officer Response Team”) to determine appropriate actions to take to provide for the Company’s continued covenant compliance and operational performance given the severity of the decline in the economic environment and the resulting impact upon the Company’s operations.  The Executive Officer Response Team, in consultation with other Company executives, determined that the Company should implement a variety of cost savings initiatives in response to the deteriorating economic conditions and as a preemptive measure in response to potential further economic decline.  The Executive Officer Response Team recommended, among other actions: (i) Company-wide salary reductions; (ii) a “use it or lose it” vacation policy; and (ii) mandatory vacation through office closings in order to provide expense savings and financial flexibility to the Company.  The Executive Officer Response Team made this recommendation to the CEO, including a recommendation that all named executive officers participate in the salary reduction program.  The CEO adopted the recommendation and reported to the Committee that all named executive officers would accept salary cuts of seven percent.   Thus, without action by the Committee, each of the named executive officers agreed to waive all contractual rights to any automatic salary increase for 2009 and instead accepted seven percent salary reductions (the “2009 Salary Reductions”) from their 2008 compensation levels until such time as it is determined that such reductions are no longer necessary based on the financial status of the Company.   Effective April 1, 2010, the 2009 Salary Reductions were lifted for all Company staff, including each of the named executive officers, except for the PRD whose salary was reinstated January 1, 2010 as a part of his new employment agreement as described below.

Non-Equity Incentive Plan Compensation

      This cash-based element of compensation provides executives an incentive and a reward for achieving meaningful near-term performance objectives. The Committee believes that it is important for the Company to meet its performance goals in order to pay cash bonuses to the named executive officers as a group, but that it is also important to retain flexibility to allocate the bonus pool among individuals.  During the quarter ended December 31, 2009, the Company accrued monies for certain corporate bonuses, including bonus amounts that would be paid to the named executive officers, typically in March of the year following such accrual (e.g., bonus amounts accrued in and for fiscal year 2009, would normally be paid in March 2010).   However, in February 2010, given continued uncertainty about the economy and the pace of recovery in the advertising industry generally and the radio sector in particular, the non-executive members of the board of directors determined that it was in the best interests of the Company to defer payment of any 2009 corporate bonuses, including bonus amounts that would be paid to the named executive officers, for a period not to extend beyond December 31, 2010.  At the time such bonuses are paid, the Committee retains discretion to allocate payments to individual named executive officers.

Long-term Incentives

      As noted above, the 2009 Stock Plan was approved by the stockholders at the Company’s annual meeting on December 16, 2009.  The 2009 Stock Plan succeeded the Company’s 1999 Stock Plan which had expired by its terms on May 5, 2009.  The terms of the 2009 Stock Plan were substantially similar to the terms of the 1999 Stock Plan.  On December 16, 2009, the compensation committee and the non-executive members of the board of directors reaffirmed a decision of the compensation committee from May 21, 2009 and approved a long-term incentive plan (the “2009 LTIP”) for certain “key” employees of the Company.  The purpose of the 2009 LTIP was to retain and incent these “key” employees in light of sacrifices made as a result of the cost savings initiatives described above in response to the economic conditions in 2008 and 2009.  These sacrifices included not receiving performance-based bonuses in 2008, salary reductions and mandatory vacation through office closings in order to provide expense savings and financial flexibility to the Company.  The 2009 LTIP was comprised of 3,250,000 shares of Class D Common Stock (the “LTIP Shares”).   On January 5, 2010, the LTIP Shares were granted in the form of restricted stock and allocated among 31 employees of the Company, including the named executive officers. The named executive officers were allocated LTIP Shares as follows: (i) the CEO (1.0 million shares); (ii) the Chairperson (300,000 shares); (iii) the CFO (225,000 shares); (iv) the CAO (225,000 shares); and (v) the PRD (130,000 shares).  The remaining 1,370,000 shares were allocated among 26 other “key” employees.  All awards vest in three installments of 33 1/3% on: (i) June 5, 2010; (ii) June 5, 2011 and (iii) June 5, 2012.  The compensation committee and the non-executive members of the board of directors approved a shortened vesting period for the first installment as the Company originally intended to implement the 2009 LTIP in June 2009.  However, as the 2009 Stock Plan was not approved until December 16, 2009, the compensation committee and the non-executive members of the board of directors thought it was inequitable to penalize the 2009 LTIP awardees because of the delayed approval of the 2009 Stock Plan.1

In accordance with the Company’s Stock Plan Administration Procedures (as described above), the grant date for the LTIP Shares, including LTIP Shares granted to named executive officers, was January 5, 2010.  The closing price of shares of the Company’s Class D common stock on that date was $3.17.

Employment Agreements

Chairperson.  Catherine L. Hughes, our founder, serves as our Chairperson of the board of directors and Secretary.  Ms. Hughes’ three (3) year employment agreement, dated April 16, 2008, provides for an annual base salary of $750,000 that may be increased at the discretion of the board.  The employment agreement also provides for an annual cash bonus at the discretion of the board up to a maximum of $250,000. Ms. Hughes is also entitled to receive a pro-rata portion of her bonus upon termination due to death or disability.  As noted above, no member of the executive team, including the Chairperson, was paid a performance-based bonus for fiscal year 2008. Ms. Hughes also receives standard retirement, welfare and fringe benefits, as well as vehicle and wireless communication allowances and financial manager services.

       In conjunction with her April 16, 2008 employment agreement, the Chairperson was granted options to purchase 600,000 shares of Class D common stock as well as 150,000 restricted shares of Class D common stock.  These options and restricted shares were awarded under the 1999 Stock Plan.  Both grants will vest ratably annually over the life of the three year employment agreement or alternatively, fully in the event of a Change of Control of the Company (as defined in the 1999 Stock Plan).   The Committee determined the number of incentive awards granted to the Chairperson in the manner described above in the section titled “Principal Components of Executive Compensation, Long-term Incentives.”  In accordance with the Company’s Stock Plan Administration Procedures, the grants to Ms. Hughes in connection with her April 2008 employment agreement occurred on June 5, 2008.  The closing price of shares of the Company’s Class D common stock on that date was $1.41.

       President and Chief Executive Officer.  Alfred C. Liggins, III is employed as our President and CEO and is a member of the board of directors. Under the terms of his three (3) year employment agreement dated April 16, 2008, Mr. Liggins receives a base salary of $980,000 which is subject to an annual increase at the discretion of the board of directors.  Mr. Liggins is also eligible for a bonus award up to an amount equal to his base salary and comprised of two components. The first component, equaling 50% of the award, is based on the achievement of pre-established individual and Company performance goals, as determined by the Committee in consultation with Mr. Liggins.  The second component, equaling the balance of the award, is determined at the discretion of the Committee. Mr. Liggins is also entitled to receive a pro-rata portion of his bonus upon termination due to death or disability. The CEO was not paid a performance-based bonus for fiscal year 2008.

In recognition of his contributions in founding TV One on behalf of the Company, Mr. Liggins is also eligible to receive an amount equal to 8% of any dividends paid in respect of the Company’s investment in TV One and 8% of the proceeds of the Company’s investment in TV One (the “TV One Award”).  In both events, the Company’s obligation to pay any portion of the TV One Award is only triggered after the Company’s recovery of the full amount of its cumulative capital contributions to TV One.  Mr. Liggins will only receive the TV One Award upon actual cash distributions or distributions of marketable securities.  Mr. Liggins’ rights to the TV One Award (i) cease if he is terminated for cause or he resigns without good reason and (ii) expire at the end of the term of his employment agreement.  Mr. Liggins also receives standard retirement, welfare and fringe benefits, as well as vehicle and wireless communication allowances and a personal assistant and financial manager services.

In conjunction with his April 16, 2008 employment agreement, the CEO was granted options to purchase 1,150,000 shares of Class D common stock as well as 300,000 restricted shares of Class D common stock.  The grants vest ratably annually over the life of the CEO’s three year employment agreement or alternatively, fully in the event of a Change of Control of the Company (as defined in the 1999 Stock Plan).   The Committee determined the number of incentive awards granted to the CEO in the manner described above in the section entitled “Principal Components of Executive Compensation, Long-term Incentives.”  In accordance with the Company’s Stock Plan Administration Procedures, the grants to Mr. Liggins in connection with his April 2008 employment agreement occurred on June 5, 2008.  The closing price of shares of the Company’s Class D common stock on that date was $1.41.

1 The annual stockholders meeting at which the new 2009 Stock Plan was approved was delayed as a result of  the Company’s receipt of certain comment letters from the United States Securities and Exchange Commission regarding certain disclosures made in our Form 10-K/A for the year ended December 31, 2008.

Chief Financial Officer.  Peter D. Thompson is employed as Executive Vice President and CFO pursuant to a three (3) year employment agreement dated March 31, 2008 with the Company. The employment agreement provides for a base salary of $375,000 which is subject to an annual increase of not less than 3%.  The agreement also provides for an annual discretionary cash bonus in an amount not to exceed $75,000 in 2008 and, thereafter, in an amount to be determined by the CEO. Mr. Thompson is also entitled to receive a pro-rata portion of his bonus upon termination due to death or disability. Mr. Thompson was not paid a performance-based bonus for fiscal year 2008. Mr. Thompson also receives standard retirement, welfare and fringe benefits, as well as a vehicle allowance.

On March 31, 2008, in connection with his appointment as CFO, Mr. Thompson was granted 75,000 shares of restricted stock and options for another 75,000 shares of Class D common stock, all to vest ratably annually over the three year term of the agreement.   The Committee determined the number of incentive awards granted to the CFO in the manner described above in the section titled “Principal Components of Executive Compensation, Long-term Incentives.”  In accordance with the Company’s Stock Plan Administration Procedures, the grants to Mr. Thompson in connection with his March 2008 employment agreement occurred on June 5, 2008.  The closing price of shares of the Company’s Class D common stock on that date was $1.41.

President, Radio Division. Until August 5, 2009, Barry A. Mayo was employed as President, Radio Division pursuant to an employment agreement with the Company. The employment agreement provided for a base salary of $500,000 which was subject to an annual increase of not less than 3%.  The employment agreement also provided for (i) a quarterly bonus not to exceed $25,000 during each quarter Mr. Mayo remains employed with the Company and satisfied certain broadcast revenue flow goals established by the Company and (ii) an annual cash bonus at the discretion of the board of directors.  Mr. Mayo was also entitled to receive a pro-rata portion of his bonus upon termination due to death or disability. Mr. Mayo earned a performance-based bonus for fiscal year 2008 in the amount of $5,000 that was paid on January 8, 2010.  Mr. Mayo also received standard retirement, welfare and fringe benefits, as well as a vehicle allowance and certain expenses related to his travel to the Company’s corporate headquarters.

Effective August 5, 2009, the Company entered into a new employment agreement with Mr. Mayo, the term of which is through June 6, 2012.  The new employment agreement provides for a base salary of $550,000 effective January 1, 2010, which is subject to an annual increase of not less than 3%.  The employment agreement also provides for an annual bonus comprised of (i) a cash bonus of up to $100,000 for achieving certain objective metrics and (ii) a cash bonus of up to $100,000 to be paid at the discretion of the board of directors for having achieved satisfactory operating results.  Mr. Mayo is also entitled to receive a pro-rata potion of the bonus upon termination due to death or disability.  Mr. Mayo also receives standard retirement, welfare and fringe benefits, as well, as a vehicle allowance and certain expenses related to his travel to the Company’s corporate headquarters.

Chief Administrative Officer.  Linda J. Vilardo is employed as CAO, Vice President and Assistant Secretary of the Company.  Ms. Vilardo’s employment agreement with the Company expired on October 31, 2008 and Ms. Vilardo is now employed by the Company as an “at-will” employee.  Ms. Vilardo is entitled to participate in all employee benefit programs generally offered to the Company’s employees.   Ms. Vilardo was not paid a performance-based bonus for fiscal year 2008. Ms. Vilardo also receives standard retirement, welfare and fringe benefits.

Post-Termination and Change in Control Benefits

Under the employment agreements that we have entered into with Catherine L. Hughes, Alfred C. Liggins, Peter D. Thompson, and Barry A. Mayo, each executive’s unvested equity awards will become fully exercisable immediately upon a Change of Control (as defined in the Company’s 2009 Stock Option and Restricted Stock Grant Plan).  Under the terms of her employment agreement, upon termination without cause or for good reason within two years following a change of control, Ms. Hughes will receive an amount equal to three times the sum of (1) her annual base salary and (2) the average of her last three annual incentive bonus payments, in a cash lump sum within five days of such termination, a pro-rated annual bonus for the year of termination, and continued welfare benefits for three years, subject to all applicable federal, state and local deductions. Similarly, under the terms of his employment agreement, upon termination without cause or for good reason within two years following a change of control Mr. Liggins will receive an amount equal to three times the sum of (1) his annual base salary and (2) the average of his last three annual incentive bonus payments, in a cash lump sum within five days of such termination, a pro-rated annual bonus for the year of termination, and continued welfare benefits for three years, subject to all applicable federal, state and local deductions.

Please see the table, titled “Potential Payments upon Termination or Change in Control” on page 26 of this proxy statement for quantitative information about the payments that might occur upon various termination events.

Under Ms. Hughes and Mr. Liggins employment agreements the terms “cause” and “good reason” are defined generally as follows:

“Cause” means (i) the commission by the executive of a felony, fraud, embezzlement or an act of serious, criminal moral turpitude which, in case of any of the foregoing, in the good faith judgment of the Board, is likely to cause material harm to the business of the Company and the Company affiliates, taken as a whole, provided, that in the absence of a conviction or plea of nolo contendere, the Company will have the burden of proving the commission of such act by clear and convincing evidence, (ii) the commission of an act by the executive constituting material financial dishonesty against the Company or any Company affiliate, provided, that in the absence of a conviction or plea of nolo contendere, the Company will have the burden of proving the commission of such act by a preponderance of the evidence, (iii) the repeated refusal by the executive to use his reasonable and diligent efforts to follow the lawful and reasonable directives  of the Board, or (iv) the executive’s willful gross neglect in carrying out his material duties and responsibilities under the agreement, provided, that unless the Board reasonably determines that a breach described in clause (iii) or (iv) is not curable, the executive will, be given written notice of such breach and will be given an opportunity to cure such breach to the reasonable satisfaction of the Board within thirty (30) days of receipt of such written notice.

“Good Reason” shall be deemed to exist if, without the express written consent of the executive, (a) the executive’s rate of annual base salary is reduced, (b) the executive suffers a substantial reduction in his title, duties or responsibilities, (c) the Company fails to pay the executive’s annual base salary when due or to pay any other material amount due to the executive hereunder within five (5) days of written notice from the executive, (d) the Company materially breaches the agreement and fails to correct such breach within thirty (30) days after receiving the executive’s demand that it remedy the breach, or (e) the Company fails to obtain a satisfactory written agreement from any successor to assume and agree to perform the agreement, which successor the executive reasonably concludes is capable of performing the Company’s financial obligations under this Agreement.

The foregoing summaries of the definitions of “cause” and “good reason” are qualified in their entirety by reference to the actual terms of the employment agreements filed with that certain Form 8-K filed April 18, 2008.

 Under the terms of his employment agreement, in the event that Mr. Thompson is terminated other than for cause, provided Mr. Thompson executes a general liability release, the Company will pay Mr. Thompson severance in an amount equal to three month’s base compensation, subject to all applicable federal, state and local deductions.

Under the terms of his employment agreement, in the event that Mr. Mayo is terminated other than for cause, provided Mr. Mayo executes a general liability release, the Company will pay Mr. Mayo severance in an amount equal to six (6) months’ base compensation, subject to all applicable federal, state and local deductions.

Other Benefits and Perquisites

As part of our competitive compensation package to attract and retain talented employees, we offer retirement, health and other benefits to our employees.  Our named executive officers participate in the same benefit plans as our other salaried employees.  The only benefit programs offered to our named executive officers either exclusively or with terms different from those offered to other eligible employees are the following:

Deferred Compensation.  We have a deferred compensation plan that allows Catherine L. Hughes, our Chairperson, to defer compensation on a voluntary, non-tax qualified basis. Under the plan in effect during 2009, Ms. Hughes deferred $16,000 of her base salary (and no amounts of bonus) until death, disability, retirement or termination.  The amount owed to her as deferred compensation is an unfunded and unsecured general obligation of our Company.  Deferred amounts accrue interest based upon the return earned on an investment account with a designated brokerage firm established by Radio One. All deferred amounts are payable in a lump sum 30 days after the date of the event causing the distribution to be paid.  No named executive officer earns above-market or preferential earnings on nonqualified deferred compensation.

Other Perquisites.  We provide few perquisites to our named executive officers. Currently, we provide or reimburse executives for a company automobile, driver and various administrative services including a financial manager and a personal assistant.

We have set forth the incremental cost of providing these benefits and perquisites to our named executives in the 2009 Summary Compensation Table in the “All Other Compensation” column.

401(k) Plan

We adopted a defined contribution 401(k) savings and retirement plan effective October 1, 1994.  In 2009, participants could contribute up to $16,500 of their gross compensation, subject to certain limitations. In 2010, participants may contribute up to $16,500 of their gross compensation, subject to certain limitations.   Employees age 50 or older can make an additional catch-up contribution of up to $5,500. Effective January 1, 2006, we instituted a match of fifty cents for every dollar an employee contributes up to 6% of the employee’s salary, subject to certain limitations. However, effective January 1, 2008, we indefinitely suspended the matching component of our 401(k) savings and retirement plan.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes limitations upon the federal income tax deductibility of compensation paid to certain named executive officers. On June 4, 2008, the Internal Revenue Service issued Notice 2008-4, which defines the group of named executive officers who are considered covered employees for purposes of Section 162(m) of the Internal Revenue Code. The Notice specifically excludes the chief financial officer from coverage under Section 162(m) and provides that the only individuals who will be considered covered employees are the chief executive officer and the three highest compensated officers (other than the chief executive officer or chief financial officer). Previously, the chief executive officer and the four other highest compensated officers were subject to Section 162(m), and the chief financial officer was not automatically excluded. Under the 162(m) limitations, we may deduct up to $1,000,000 of compensation for such executive officer in any one year or may deduct all compensation, even if over $1,000,000, if we meet certain specified conditions (such as certain performance-based compensation that has been approved by stockholders). As the net cost of compensation, including its deductibility, is weighed by the Committee against many factors in determining executive compensation, the Committee may determine that it is appropriate and in Radio One’s best interest to authorize compensation that is not deductible, whether by reason of Section 162(m) or otherwise.

EXECUTIVE COMPENSATION (1)

The following table sets forth the total compensation for each of the named executive officers for the years ended December 31, 2009, 2008 and 2007:

Name and Principal Position	Year	Salary $	Bonus (2) $	Stock Awards (3) $	Option Awards (3) $	Non-Equity Incentive Plan Compensation $	Nonqualified Deferred Compensation Earnings $	All Other Compensation $		Total $

Catherine L. Hughes – Chairperson	2009	713,423	*	15,503	28,505	0	16,000	30,111	(4)	803,542
	2008	709,795	0	40,939	75,273	0	24,000	29,626	(4)	879,633
	2007	403,800	0	0	0	159,030	24,000	15,422	(4)	602,252

Alfred C. Liggins, III – CEO	2009	934,267	*	31,006	58,136	0	0	74,770	(5)	1,098,179
	2008	846,271	5,800,000	81,878	153,521	0	0	76,376	(5)	6,958,046
	2007	575,370	0	0	0	468,720	0	62,815	(5)	1,106,905

Peter D. Thompson - CFO (6)	2009	360,853	*	7,839	4,086	0	0	6,000	(7)	378,778
	2008	361,607	20,000	25,096	13,082	0	0	6,000	(7)	425,785
	2007	61,538	15,000	0	0	0	0	0		76,538

Scott R. Royster - Former CFO (8)	2009	0	0	0	0	0	0	0		0
	2008	452,678	0	0	0	0	0	0		452,678
	2007	431,800	0	0	0	3,234,146	0	0		3,665,946

Barry A. Mayo - President, Radio Division (9)	2009	476,667	*	0	0	0	0	0		476,667
	2008	500,000	0	101,389	52,822	5,000	0	0		659,211
	2007	182,500	0	38,368	19,989	0	0	0		240,857

Linda J. Vilardo - CAO (10)	2009	436,146	*	0	0	0	0	0		436,146
	2008	445,145	0	0	0	2,005,000	0	0		2,450,145
	2007	431,800	0	0	0	146,475	0	0		578,275

Zemira Jones - Former VP Operations (11)	2009	0	0	0	0	0	0	0		0
	2008	82,405	0	0	0	4,083	0	138,096	(12)	224,584
	2007	370,780	0	0	0	25,465	0	0		396,245

*    Non-equity incentive plan compensation for 2009 has been accrued, however the actual amounts to be paid to the named executive officers have yet to be determined.  Accrued amounts for the named executive officers are as follows: (1) Chairperson - $250,000, (2) CEO - $980,000, (3) CFO - $200,000, (4) PRD - $200,000 and (5) CAO - $200,000. Upon determination of the amounts, if any, to be paid, such payments must be made no later than December 31, 2010.

1.
There were no stock awards, non-equity incentive plan compensation or option grants to executive officers during 2009.  Ms. Hughes was granted options to purchase 600,000 shares of Class D common stock and 150,000 restricted shares of Class D common stock upon execution of her new employment agreement in April 2008. Mr. Liggins was granted options to purchase 1,150,000 shares of Class D common stock, 300,000 restricted shares of Class D common stock and the ability to receive an award amount equal to 8% of any proceeds from distributions or other liquidity events in excess of the return of the Company’s aggregate investment in TV One upon execution of his new employment agreement in April 2008. Mr. Thompson was granted options to purchase 75,000 shares of Class D common stock and 75,000 restricted shares of Class D common stock upon execution of his employment agreement in March 2008.   Except for grants to Barry Mayo, there were no stock awards, non-equity incentive plan compensation or option grants to executive officers in 2007. Mr. Mayo was granted options to purchase 50,000 shares of Class D common stock and 50,000 shares of Class D common stock upon his employment with the Company.  The Company does not provide a defined benefit pension plan and there were no above-market or preferential earnings on deferred compensation.

2.
Reflects purely discretionary bonuses. These amounts were paid in the year subsequent to being awarded.  For 2008, Mr. Liggins’ aggregate bonus amount includes (i) a $1,000,000 “signing bonus” and (ii) a “make-whole” bonus of $4,800,000, both paid in connection with Mr. Liggins’ 2008 employment agreement. Mr. Thompson’s bonus amount includes a $20,000 “signing bonus” paid in connection with his 2008 employment agreement

3.
The dollar amount recognized for financial statement purposes in accordance with Accounting Standards Codification (“ASC”) 718, "Compensation – Stock Compensation," for the fair value of options and restricted stock granted.  These values are based on  assumptions described in Note 11 to the Company’s consolidated financial statements in its 2009 Annual Report on Form 10-K and in Note 11 and 12 to the Company’s consolidated financial statements in its 2008 and 2007 Annual Report on Form 10-K/A and Form 10-K, respectively.

4.
For 2009, 2008 and 2007, for company automobile provided to Ms. Hughes and financial services and administrative support in the amounts of $3,278, $1,999 and $1,999 and $26,833, $27,626 and $13,423, respectively.

5.	For 2009, 2008 and 2007, for financial services and administrative support provided to Mr. Liggins in the amounts of $74,770, $76,376 and $62,315, respectively.

6.	Served as Executive Vice President of Business Development through February 19, 2008 and began as CFO on February 20, 2008.

7.	For company automobile provided to Mr. Thompson.

8.	Served as CFO through December 31, 2007. Mr. Royster’s 2007 non-equity incentive plan compensation amount includes a $3,087,671 retention bonus paid in July 2008, pursuant to his employment agreement.

9.	Began as President, Radio Division on August 6, 2007.

10.	Ms. Vilardo’s 2008 non-equity incentive plan compensation amount includes a $2,005,000 retention bonus paid in November 2008, pursuant to her previous employment agreement.

11.	Served as Vice President of Operations through March 3, 2008.

12.	For severance payment and vacation payout to Mr. Jones in the amounts of $123,554, and $14,542, respectively.

2009 Grants of Plan - Based Awards

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Action Date	Threshold $	Target $	Maximum $	Threshold $	Target $	Maximum $	All Other Stock Awards #	All Other Option Awards #	Exercise Price of Option Awards $	Grant Date Fair Value of Stock and Option Awards $

Alfred C. Liggins, III	1/1/2009	12/31/2009	-	490,000	-	-	-	-	-	-	-	-

Barry A. Mayo(2)	1/1/2009	12/31/2009	-	100,000	-	-	-	-	-	-	-	-

Peter D. Thompson	1/1/2009	12/31/2009	-	100,000	-	-	-	-	-	-	-	-

(1)
Reflects the possible payout amounts of non-equity incentive plan awards that could have been earned in 2009. See the Summary Compensation Table for amounts actually earned in 2009 and paid out in 2010.

(2)	Grant and action dates reflect performance period for non-equity incentive plan award. A $5,000 bonus was paid on January 8, 2010 for meeting 2008 budgeted expense performance criteria.

The following table sets forth the number of shares of common stock subject to exercisable and unexercisable stock options held as of December 31, 2009. There were no option exercises during 2009 by the named executive officers.  No restricted stock awards and option grants were made in 2009.

Outstanding Equity Awards at 2009 Fiscal Year-End

		OPTION AWARDS						STOCK AWARDS
Name		Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested ($)

		Class A	Class D	Class D	Class A or D			Class D	Class D	Class D	Class D

Catherine L. Hughes	(1)	0	200,000	400,000	0	1.41	6/5/2018	100,000	291,000	0	0

Alfred C. Liggins, III	(2)	0	1,500,000	0	0	14.80	8/10/2014	200,000	582,000	0	0
		0	383,333	766,666	0	1.41	6/5/2018	0	0	0	0

Barry A. Mayo	(3)	0	50,000	0	0	4.05	8/6/2017	0	0	0	0

Peter D. Thompson	(4)	0	25,000	50,000	0	1.41	6/5/2018	50,000	145,500	0	0

Linda J. Vilardo	(5)	0	0	0	0	-	-	0	0	0	0

(1)
200,000 options vest on April 15, 2010 and April 15, 2011. 50,000 shares vest on April 15, 2010 and April 15, 2011. The Chairperson was awarded 300,000 restricted shares of Class D common stock on January 5, 2010.

(2)
383,333 options vest on April 15, 2010 and April 15, 2011. 100,000 shares vest on April 15, 2010 and April 15, 2011. The CEO was awarded 1,000,000 restricted shares of Class D common stock on January 5, 2010.

(3)	The PRD was awarded 130,000 restricted shares of Class D common stock on January 5, 2010.
(4)
25,000 options vest on February 19, 2010 and February 19, 2011. 25,000 shares vest on February 19, 2010 and February 19, 2011. The CFO was awarded 225,000 restricted shares of Class D common stock on January 5, 2010.

(5)	The CAO was awarded 225,000 restricted shares of Class D common stock on January 5, 2010.

     The following table sets forth the number of shares of stock that have vested and the aggregate dollar value realized upon vesting of stock for the named executive officers during the year ended December 31, 2009.

	2009 Stock Vested

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Catherine L. Hughes	50,000	25,000
Alfred C. Liggins, III	100,000	50,000
Barry A. Mayo	25,000	9,250
Peter D. Thompson	25,000	5,500

Non-qualified Deferred Compensation — 2009

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/Distributions	Aggregate Balance at Last Fiscal Year End
Catherine L. Hughes	$16,000	$-0-	$1,100	$-0-	$347,771
Alfred C. Liggins, III	—	—	—	—	—
Peter D. Thompson	—	—	—	—	—
Barry A. Mayo	—	—	—	—	—
Linda J. Vilardo	—	—	—	—	—

The following table shows the potential payments to Ms. Hughes, Mr. Liggins, Mr. Thompson and Mr. Mayo upon termination or change in control under their respective employment agreements. For purposes of calculating the potential payments set forth in the table below, we have assumed that (i) the date of termination was December 31, 2009, (ii) the payments are based upon the terms of the employment agreement which was in effect on December 31, 2009, and (iii) the stock price was $2.91, the closing market price of our Class D common stock on December 31, 2009, the last business day of the 2009 fiscal year.   As Ms. Vilardo’s employment agreement expired on October 31, 2008, Ms. Vilardo was no longer entitled to any such payments as of December 31, 2009.

Potential Payments upon Termination or Change of Control

	Resignation of Officer Upon Change in Control		Termination w/o Cause or Upon Change of Control or Resignation for Good Reason	Termination for Cause or Resignation w/o Good Reason, Death or Disability
Executive Benefits and Payments Upon Termination for Catherine L. Hughes
Base Salary/Severance		$2,250,000	$750,000	n/a
Medical, Dental and Vision		n/a	6,900	n/a
Unvested Portion of Stock Awards		291,000	291,000	n/a
Deferred Compensation		347,771	347,771	347,771
Total		$2,888,771	$1,395,671	$347,771
Executive Benefits and Payments Upon Termination for Alfred C. Liggins
Base Salary/Severance		$2,940,000	$980,000	n/a
Medical, Dental and Vision		n/a	11,100	n/a
Unvested Portion of Stock Awards		582,000	582,000	n/a
Total		$3,522,000	$1,573,100
Executive Benefits and Payments Upon Termination for Peter D. Thompson(a)
Base Salary/Severance	$	n/a	$93,750	n/a
Medical, Dental and Vision		n/a	n/a	n/a
Unvested Portion of Stock Awards		145,500	145,500	n/a
Total		$145,500	$239,250
Executive Benefits and Payments Upon Termination for Barry A. Mayo
Base Salary/Severance	$	n/a	$275,000	n/a
Medical, Dental and Vision		n/a	n/a	n/a
Unvested Portion of Stock Awards		n/a	n/a	n/a
Total	$		$275,000

(a) Mr. Thompson’s employment agreement does not explicitly provide for the immediate vesting of unvested stock awards upon a Change of Control (as defined in the Company’s 2009 Stock Option and Restricted Stock Grant Plan). However, in the event of a Change of Control, under the terms of the Company’s 2009 Stock Option and Restricted Stock Grant Plan, the compensation committee may provide, in its discretion, that any unvested portion of stock awards shall become immediately vested.

Directors’ Fees

Our non-employee directors each typically receive an annual retainer of $20,000 which is paid in equal installments on a quarterly basis.  In addition, they receive $1,000 for each board meeting attended, and are reimbursed for all out-of-pocket expenses related to meetings attended.  Non-employee directors serving as chairperson of a committee of the board of directors receive an extra $10,000 per annum.  However, in 2009, due to the economic crisis and corresponding effects on the Company’s operations, the non-employee directors were not paid a quarterly retainer or any other amounts for service during the year except for the first quarter of 2009.  Pursuant to the Company’s Policy for Granting Stock Options and Restricted Stock Awards, as adopted by the Committee, on an annual basis on the grant date immediately after each annual stockholders’ meeting, each non-employee directors also receives an award of stock options in an amount as determined by the Committee (the “Non-Employee Director Annual Award”).   The grant date for the Non-Employee Director Annual Award is the fifth day of the month following the date of the annual stockholder meeting.  If the Committee does not make a determination as to the size of the Non-Employee Director Annual Award, each non-employee director automatically receives an award of options to purchase that number of shares that would have a fair market value of $25,000 on the grant date (the “Automatic Non-Employee Director Award”).  Under this policy, for 2009, each of our non-officer directors received an Automatic Non-Employee Director Award of options to purchase 7,886 shares of Class D common stock on January 5, 2010.   The number of shares was determined by dividing $3.17, the closing share price of our Class D common stock on January 5, 2010 into $25,000. Our officers who serve as directors do not receive compensation for their services as directors other than the compensation they receive as officers of Radio One.

2009 Director Compensation
Name	Fees Earned or Paid in Cash $ (1)	Option Awards $ (2)	Total $

Terry L. Jones (3)	7,500	-	7,500

Brian W. McNeill (3)	6,000	-	6,000

B. Doyle Mitchell, Jr. (4)	6,000	-	6,000

D. Geoffrey Armstrong (3)	8,500	-	8,500

Ronald E. Blaylock (5)	6,000	-	6,000

(1)	The dollar amount recognized for financial statement reporting purposes in 2009 in accordance with ASC 718.
(2)
On December 16, 2009 each director was awarded options to purchase 7,886 shares of Class D common stock.  The option award grant date was January 5, 2010. The number of shares was determined by dividing $3.17, the closing share price of our Class D common stock on January 5, 2010 into $25,000.

(3)	47,730 options outstanding in the aggregate as of December 31, 2009.
(4)	17,730 options outstanding in the aggregate as of December 31, 2009.
(5)	42,730 options outstanding in the aggregate as of December 31, 2009.

Equity Compensation Plan Information

        The following table sets forth, as of March 31, 2010, the number of shares of Class A and Class D common stock that are issuable upon the exercise of stock options outstanding under our 2009 Stock Plan and our 1999 Stock Plan, as amended on May 26, 2004 to increase the shares of Class D common stock available for issuance under the plan.  The 1999 Stock Plan, as amended, expired by its terms on May 5, 2009 leaving no shares available for issuance under that plan.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders
Radio One, Inc. Amended and Restated 1999 Stock Option and Restricted Stock Grant Plan
Class A	—	$—	—
Class D	3,988,747	$9.64	—
Equity compensation plans not approved by security holders	—	—	—

Radio One, Inc. 2009 Stock Option and Restricted Stock Grant Plan
Class D	39,430	$3.17	4,960,570
Equity compensation plans not approved by security holders	—	—	—

Total	4,028,177	$9.55	4,960,570

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the last completed fiscal year, which ended on December 31, 2009, the compensation committee was comprised of Terry L. Jones, D. Geoffrey Armstrong and Brian W. McNeill.   None of those members is or has been an officer or employee of the Company, and no executive officer of the Company served on the compensation committee or board of any entity that employed any member of the Company’s compensation committee or board of directors.  Mr. Jones is the President of Syndicated Communications, Inc.  For a description of relationships between Radio One and Syndicated Communications, Inc., see “Certain Relationships and Related Transactions.”

COMPENSATION COMMITTEE REPORT

    This report is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any of Radio One’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in any such filing.

    Director Terry L. Jones was the Chairperson and directors Brian W. McNeill and D. Geoffrey Armstrong served on the compensation committee.  The compensation committee has reviewed the performance of the executive officers of Radio One, Inc. and approved their 2009 compensation, including salary and cash and equity bonus amounts.  The compensation committee also has reviewed and discussed the Compensation Discussion and Analysis for the fiscal year ended December 31, 2009, with the management of Radio One. Based on its review and discussion, the compensation committee recommends that this Compensation Discussion and Analysis be included in Radio One’s proxy statement relating to the 2010 annual meeting of shareholders.

Respectfully submitted,

Compensation Committee:

Terry L. Jones, Chairman
Brian W. McNeill
D. Geoffrey Armstrong

AUDIT COMMITTEE REPORT

This report is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any of Radio One’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in any such filing.

The audit committee’s responsibilities are described in its written charter adopted by the board. The audit committee charter is posted on Radio One’s website located at www.radio-one.com/about/audit_committee.asp. The audit committee fulfills its responsibilities through periodic meetings with our independent registered public accounting firm and management.  The audit committee reviews the financial information that will be provided to stockholders and others, the systems of internal controls that management and the board have established, and the audit process. In fulfilling these responsibilities, the committee, among other things, oversees the independent registered public accounting firm and confirms their independence, reviews the adequacy of the system of internal accounting controls and internal control over financial reporting, reviews financial statements, earnings releases and accounting matters, and reviews related party transactions.  Management is responsible for the financial statements and the reporting process, including the system of internal controls.  The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.

The committee meetings regularly included separate sessions with the independent registered public accounting firm, in each case without the presence of Radio One’s management.  As part of its oversight of Radio One’s financial statements, the committee reviewed and discussed with both management and the independent registered public accounting firm the audited financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2009 and quarterly operating results prior to their issuance.  During 2009, management advised the committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles and reviewed significant accounting and disclosure issues with the committee.  The committee also typically holds discussions with management and the independent registered public accounting firm regarding the effectiveness of Radio One’s internal control over financial reporting in accordance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002; however, due to the Company’s status as a non-accelerated filer for the year ended December 31, 2009, such discussion were not required in connection with the filing of the Form 10-K for 2009.  The committee also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, “Communications with Audit Committees,” as amended, which includes, among other items, matters related to the conduct of the annual audit of Radio One’s financial statements. In addition, the committee discussed with the independent registered public accounting firm the auditors’ independence from Radio One and its management, including the matters in the written disclosures required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the committee satisfied itself as to the independent registered public accounting firm’ independence.

In reliance on the reviews and discussions referred to above, the committee recommended to the board, and the board approved, the inclusion of the audited financial statements in Radio One’s Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the SEC.

Respectfully submitted,

Audit Committee:

D. Geoffrey Armstrong, Chairman
Brian W. McNeill
B. Doyle Mitchell, Jr.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We review all transactions and relationships in which Radio One and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest.  In addition, our code of ethics requires our directors, executive officers and principal financial officers to report to the board or the audit committee any situation that could be perceived as a conflict of interest.  Once a related person transaction has been identified, the board of directors may appoint a special committee of the board of directors to review and, if appropriate, approve such transaction.  The special committee will consider the material facts, such as the nature of the related person’s interest in the transaction, the terms of the transaction, the importance of the transaction to the related person and to us, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, and other matters it deems appropriate.  As required under the SEC rules, we disclose in the proxy statement related party transactions that are directly or indirectly material to us or a related person.

WDBZ-AM Cincinnati Purchase from Blue Chip Communications, Inc.

In July 2007, the Company closed on an agreement to acquire the assets of WDBZ-AM, a radio station located in the Cincinnati metropolitan area, from Blue Chip Communications, Inc. (“Blue Chip”) for approximately $2.6 million in seller financing.  The financing was a 5.1% interest bearing loan payable monthly through July 2008.  The Company satisfied the loan in full in July 2008. Blue Chip is owned by L. Ross Love, a former member of the Company’s board of directors.  The transaction was approved by a special committee of independent directors appointed by the board of directors. Additionally, the Company retained an independent valuation firm to provide a fair value appraisal of the station. Prior to the closing, and since October of 2001, the Company consolidated WDBZ-AM within its existing Cincinnati operations, and operated WDBZ-AM under a local management agreement for no annual fee, the results of which were incorporated in the Company’s financial statements.

Music One, Inc.

The Company’s CEO and Chairperson own a music company called Music One, Inc. (“Music One”). The Company sometimes engages in promoting the recorded music product of Music One. Based on the cross-promotional value received by the Company, we believe that the provision of such promotion is fair.  During the years ended December 31, 2009, 2008 and 2007, Radio One paid $38,000, $151,000 and $69,000, respectively, to or on behalf of Music One, primarily for market talent event appearances, travel reimbursement and sponsorships. For the years ended December 31, 2009, 2008 and 2007 the Company provided advertising to Music One in the amount of $0, $61,000 and $0, respectively. There were no cash, trade or no-charge orders placed by Music One in 2009 or 2007. As of December 31, 2009, Music One owed Radio One $102,000 for office space and administrative services provided in 2009, 2008 and 2007. In 2007, Music One paid to Radio One a total of $169,000 for similar services provided during 2006 and 2005.

        The office space and administrative support transactions between Radio One and Music One are conducted at cost and all expenses associated with the transactions are passed through at actual costs.  Costs associated with office space on behalf of Music One are calculated based on square footage used by Music One, multiplied by Radio One’s actual per square foot lease costs for the appropriate time period.  Administrative services are calculated based on the approximate hours provided by each Radio One employee to Music One, multiplied by such employee’s applicable hourly rate and related benefits allocation.  Advertising spots are priced at an average unit rate. Based on the cross-promotional nature of the activities provided by Music One and received by the Company, we believe that these methodologies of charging average unit rates or passing through the actual costs incurred are fair and reflect terms no more favorable than terms generally available to a third-party.  Since 2005, in no fiscal year has the amount of any particular transaction exceeded $120,000.  Disclosure of the transactions was required under Item 404(a) of Regulation S-K in 2006 as the value of the office space transactions were in excess of $60,000.  While disclosure of the office space transactions were not required under Item 404(a) beginning in 2007 (with the amendment increasing the threshold for  disclosure to $120,000), we opted for continued disclosure given the related party nature of the transactions and the SEC’s previous guidance that such transactions should be disclosed for three years

        Executive Officer Loans

In 2000, an officer of the Company, the former Chief Financial Officer (“Former CFO”), purchased shares of the Company’s common stock.  The Former CFO purchased 333,334 shares of the Company’s Class A common stock and 666,666 shares of the Company’s Class D common stock. The stock was purchased with the proceeds of a full recourse loan from the Company in the amount of approximately $7.0 million for the Former CFO.

        In September 2005, the Former CFO repaid a portion of his loan.  The partial repayment of approximately $7.5 million was effected using 300,000 shares of the Company’s Class A common stock and 230,000 shares of the Company’s Class D common stock owned by the Former CFO.  All shares transferred to the Company in satisfaction of this loan have been retired.  As of December 31, 2007, the remaining principal and interest balance on the Former CFO’s loan was approximately $1.7 million, which included accrued interest in the amount of $175,000. The Former CFO was employed with the Company through December 31, 2007, and pursuant to an agreement with the Company, the loan became due in full in July 2008. Pursuant to his employment agreement, the Former CFO was eligible to receive a retention bonus in the amount of approximately $3.1 million in cash on July 1, 2008, for having remained employed with the Company through December 31, 2007. The $3.1 million retention bonus was a pro-rata portion of a $7.0 million retention bonus called for in his employment agreement, had he remained employed with the Company for ten years, and is based on the number of days of employment between October 18, 2005 and December 31, 2007.  In July 2008, the Former CFO settled the remaining balance of the loan in full by offsetting the loan with his after-tax proceeds from the $3.1 million retention bonus, in addition to paying a cash amount of $34,000 to the Company.

   As of December 31, 2007, the Company had an additional loan outstanding to the Former CFO in the amount of $88,000.  The loan was due on demand and accrued interest at 5.6%, totaling an amount of $53,000 as of December 31, 2007.  In January 2008, the Former CFO repaid the full remaining balance of the loan in cash in the amount of $140,000.

PROPOSAL 3 —RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our financial statements for the year ended December 31, 2009 have been audited by Ernst & Young LLP, our independent registered public accounting firm. The board of directors has appointed Ernst & Young LLP as independent registered public accounting firm to audit our financial statements for the year ending December 31, 2010. Although not required by the bylaws or other applicable laws, the board of directors, in accordance with accepted corporate practice, is asking stockholders to ratify the action of the board of directors in appointing the firm of Ernst & Young LLP to be the independent registered public accounting firm of Radio One for the year ending December 31, 2010, and to perform such other services as may be requested.

Whether the selection of Ernst & Young LLP is ratified or not by our stockholders at the annual meeting, the board of directors in its discretion may select and appoint a different independent auditor at any time. In all cases, the board of directors will make any determination as to the selection of Radio One’s independent registered public accounting firm in light of the best interests of Radio One and its stockholders.

Representatives of Ernst & Young LLP will be present at the meeting, and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Independent Accountant Fees

The following table shows the fees paid by us for audit and other services provided by Ernst & Young LLP during 2009 and 2008:

	Year Ended December 31,
	2009	2008
Audit fees(1)	$1,180,266	$1,197,722
Tax-related fees(2)	—	8,675
__________

(1)
Consists of professional services rendered in connection with the audit of our financial statements for the most recent fiscal years, reviews of the financial statements included in our quarterly reports on Form 10-Q during the fiscal years ended December 31, 2009 and December 31, 2008 and the issuance of consents for filings with the SEC.

(2)	Fees for cost allocation/transfer pricing study.

Pre-Approval Policies and Procedures

The audit committee has adopted a policy that requires advance approval of all audit, audit-related, tax services, and other services performed for Radio One by Ernst & Young LLP. This policy provides for pre-approval by the audit committee of specifically defined audit and non-audit services. The audit committee has delegated to the chairman of the audit committee authority to approve permitted services up to a certain amount provided that the chairman reports any decisions to the audit committee at its next scheduled meeting.

The Board Unanimously Recommends that You Vote “For”
the Ratification of Ernst & Young LLP as the Independent Registered Public Accounting Firm
for the Year Ending December 31, 2010.

STOCKHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING

In order for a stockholder proposal intended to be presented pursuant to Rule 14a-8 under the Exchange Act to be included in the proxy statement for the 2011 annual meeting, we must receive it no later than January 15, 2011, the date that is expected to be approximately 120 days prior to the mailing of the proxy statement for the 2010 annual meeting of stockholders.  To be considered for inclusion in our proxy statement for that meeting, the stockholder proposal must be in compliance with Rule 14a-8 under the Exchange Act. In order for a stockholder proposal outside of Rule 14a-8 to be considered timely within the meaning of Rule 14a-4(c) of the Exchange Act, the stockholder proposal must be received by Radio One no later than March 10, 2011.  Stockholder proposals must be submitted by written notice delivered to the Assistant Secretary, Radio One, Inc., 5900 Princess Garden Parkway, 7th Floor, Lanham, MD 20706.

OTHER BUSINESS

At this time, the board of directors does not know of any business to be brought before the meeting other than the matters described in the notice of annual meeting. However, if a stockholder properly brings any other matters for action, each person named in the accompanying proxy intends to vote the proxy in accordance with his or her judgment on such matters.

By Order of the Board of Directors,

Linda J. Vilardo
Assistant Secretary

RADIO ONE
THE URBAN MEDIA SPECIALIST

RADIO ONE, INC.
5900 PRINCESS GARDEN PARKWAY
7TH FL
LANHAM, MD 20706
ATTN: LINDA J. VILARDO

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RADIO ONE, INC.

The Board of Directors recommends a vote "FOR" Items 1, 2, and 3.

Vote For Directors

	For All	Withhold All	For All Except
	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Class A Directors

NOMINEES:

01) Terry L. Jones — Class A Director
02) Brian W. McNeill — Class A Director

2. Election of Class B Directors

NOMINEES:

03) Catherine L. Hughes — Class B Director
04) Alfred C. Liggins, III — Class B Director
05) D. Geoffrey Armstrong — Class B Director
06) Ronald E. Blaylock — Class B Director
07) B. Doyle Mitchell, Jr. — Class B Director

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